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                                                                    Exhibit 11.0


                              NATIONAL REALTY, L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                        Computation of Earnings Per Unit


                                                For the Three Months           For the Six Months
                                                   Ended June 30,                Ended June 30,
                                              -------------------------     -------------------------
                                                 1998           1997           1998           1997
                                              ----------     ----------     ----------     ----------
                                                      (dollars in thousands, except per unit)
Net income ..............................     $   22,141     $    3,321     $   22,649     $    3,074

   Less - General Partners'
      1.99% Interest ....................            441             66            451             61
                                              ----------     ----------     ----------     ----------

Net income allocable to
   Limited Partner ......................     $   21,700     $    3,255     $   22,198     $    3,013
                                              ==========     ==========     ==========     ==========


Earnings Per Unit

   Net income ...........................     $     3.43     $      .51     $     3.51     $      .48
                                              ==========     ==========     ==========     ==========


Weighted average units of
   limited partner interest
   used in computing earnings
   per unit .............................      6,322,531      6,329,076      6,322,984      6,328,639
                                              ==========     ==========     ==========     ==========




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